                                                                      Exhibit 12


                OLIN CORPORATION AND CONSOLIDATED SUBSIDIARIES

         Computation of Ratio of Earnings to Fixed Charges (Unaudited)
                                 (In millions)



                                                             Nine Months
                                                          Ended September 30,
                                                         ---------------------
                                                           1997       1996 (a)
                                                         --------     --------
Earnings:
Income from continuing operations before taxes           $  180.8     $  215.3
Add (deduct):
   Income taxes of 50% owned affiliates                       2.0          2.5

   Equity in income of less than 50%
      owned affiliates                                       (2.8)        (2.0)

   Dividends received from less
     than 50% owned affiliates                                1.7          1.6


   Interest capitalized, net of amortization                 (0.2)        (0.1)

   Fixed charges as described below                          33.1         36.8
                                                         --------     --------
         Total                                           $  214.6     $  254.1
                                                         ========     ========

Fixed Charges:
   Interest expense                                      $   21.0     $   23.4

   Estimated interest factor in rent expense                 12.1         13.4
                                                         --------     --------
         Total                                           $   33.1     $   36.8
                                                         ========     ========

Ratio of earnings to fixed charges                            6.5          6.9
                                                              ===          ===


(a) Computation of ratio of earnings to fixed charges has been restated to reflect the spin-off of Primex Technologies, Inc.